For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
212-445-8368


  Casual Male Retail Group Reports Total Sales Increase of 24.4% and Comparable Store Sales Increase of 2.3% for First Quarter Fiscal 2005

CANTON, MA, May 5, 2005 -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall, Rochester Big & Tall, and the exclusive distributor and retailer of George Foreman's clothing collection, today announced its sales results for the first quarter of fiscal 2005.

Casual Male reported total sales for the first quarter of fiscal 2005 increased 24.4% to $97.2 million versus $78.1 million for the first quarter of fiscal 2004. Comparable store sales for the first quarter of fiscal 2005 increased 2.3% when compared with the first quarter of fiscal 2004.

Casual Male's sales results exclude any sales related to its divested Other Branded Apparel Businesses and include all Rochester Big & Tall sales as of the acquisition date of October 29, 2004. The comparable store sales performance includes Rochester Big & Tall's prior year sales for the similar reporting periods since acquisition.

"Although Casual Male had a 2.3% comparable store sales increase and profitability improved significantly from last year's first quarter, the Company will report a loss in the first quarter," said David Levin, President and Chief Executive Officer.

Casual Male will release its earnings results and hold a conference call for the first quarter of fiscal 2005 on Thursday, May 19, 2005. A web cast of the Company's results will occur at 11:00 AM E.S.T on May 19, 2005 at www.casualmale.com/investor. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 497 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores and 22 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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